EXHIBIT 3.6

(SEAL)  DEAN HELLER Secretary of State
        204 North Carson Street, Suite 1
        Carson City, Nevada 89701-4299                       Entity #
        (775) 684-5708                                       C24224-1997
        Website: secretaryofstate.biz                        Document #
                                                             20060700540-14

         Certificate of Amendment                            Date Filed:
         (PURSUANT TO NRS 78.285 AND 78.390)                 10.31.06 3:45:46 PM
                                                             In the office of
                                                                Dean Heller
                                                             Dean Heller
                                                             Secretary of State

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.       Name of corporation: ELECTRONIC GAME CARD, INC.

2. The articles have been amended as follows (provide article numbers, if available):

                                   ARTICLE IV

         This Corporation shall have authority to issue an aggregate of 110,000,000 shares of capital stock, of which 10,000,000 shares shall be Series A convertible preferred stock, par value $0.001 (the "Series A Preferred Stock"), and 100,000,000 shares shall be common stock, par value $0.001 (the "Common Stock").


3. The vote by which the stockholders holding shares in the corporation entitled them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in this case of a vote by classes or series, or as may be required by the provision of the articles of incorporation have voted in favor of this amendment is: Fifty Two percent (52%)

4.       Effective date of filing (optional): 9/27/06
         (Must not be later than 90 days after the certificate is filed)

5.       Officer Signature (required: /S/ LEE COLE
                                      ------------------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of hte voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.

                                  Nevada Secretary of State AM 78.385 Amend 2003
                                                            Revised on: 09/29/05